Exhibit 10.10

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 406 of the

Securities Act of 1933, as amended.

ON-X LIFE TECHNOLOGIES, INC. STRATEGIC NON-EXCLUSIVE SUPPLIER AGREEMENT

This Strategic Supplier Agreement (“Agreement”) dated April 16, 2014 (“Effective Date”) is by and between On-X Life Technologies, Inc., a Delaware corporation with offices located at 1300 East Anderson Lane Bldg. B, Austin, Texas 78752 (“Supplier”) and SynCardia Systems, Inc., a Delaware corporation with offices located at 1992 East Silverlake Road, Tucson, Arizona 85713 (“Customer”). Supplier and Customer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

Supplier is engaged in the business of, among other things, developing and manufacturing for human clinical use, prosthetic heart valves and other products used in medical applications and providing services related thereto, such as pyrolytic carbon coating, surface finishing, metallography, cleaning and packaging.

Pursuant to a Non-Exclusive License Agreement between Customer and Medtronic Inc. (“Medtronic”) dated July 27, 2013 (the “Medtronic Agreement”), Customer holds a non-exclusive, worldwide, perpetual, non-revocable (except for termination for cause), non-assignable (except in a change of control) license to make or have made, only as a component part of the SynCardia Total Artificial Heart (“TAH”), the SynCardia Hall™ valves (the “SynHall Valve”), and to use Medtronic documents provided to Customer that contain information related to the design and manufacture of the SynHall Valve (“SynHall Valve Documents”) and the information contained therein (“Licensed Material”) for such purposes (collectively, the “Medtronic License”).

Customer has the right under the Medtronic License to contract with Supplier to manufacture the SynHall Valves, only as a component part of the TAH, on behalf of Customer, subject to Section 3 of the Medtronic Agreement (the “Medtronic License Restrictions”).

Supplier and Customer desire to enter into a Supplier Agreement on the terms and conditions set forth in this Agreement, including the Appendices attached hereto and incorporated herein by reference.

Therefore, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration had and received, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	SCOPE OF AGREEMENT

1.1   Products:     Customer wishes to engage the Supplier and Supplier agrees to be engaged to supply the products set forth on Appendix I (each, a “Product” and collectively, “Products”) to Customer under the Medtronic License and subject to the Medtronic License Restrictions with the Minimum 3-Year Annual Quantities set forth on Appendix II on the terms and conditions set forth in this Agreement. Customer hereby agrees that it will use the Products only with appropriate regulatory approval in the United States and/or pursuant to such governmental and/or institutional regulatory approval for intended use, including informed patient consent, as may be applicable, in foreign countries.

1.2   Term of the Agreement:     The term of the Agreement shall be for three (3) years from the Effective Date of this Agreement. One (1) year prior to the expiration of the term of this Agreement, Customer and Supplier agree to consider an extension to this Agreement with the terms and conditions of any such extension to be negotiated in good faith at that time.

1.3   Termination of the Agreement:    This Agreement may be terminated as set forth below. In the event of termination of this Agreement, the Parties agree to perform their respective obligations under any then outstanding purchase orders, except to the extent prohibited by applicable law.

A.

Legal Disability:  A Party may terminate this Agreement in the event of the filing by or against the other Party of any insolvency or bankruptcy proceeding, or proceedings for reorganization, receivership, dissolution or any arrangement under bankruptcy law; or

B.

Force Majeure:    This Agreement may be terminated by a Party when performance of this Agreement by the other Party is prevented for more than ninety (90) days by a Force Majeure Event (as defined in Section 14.9 below); or

C.

Breach:  This Agreement may be terminated by a Party when the other Party hereto breaches, violates or defaults under any material representation, warranty or covenant contained in this Agreement and fails to cure such breach, violation or default within thirty (30) days after delivery of written notice thereof; or

D.

Inability of Supplier to Provide Services:  This Agreement may be terminated by Customer when Supplier is unable to provide the services herein contemplated for a period of sixty (60) days in any six (6)-month period, whether prohibited from doing so by Order of a Court of appropriate jurisdiction, the loss of its legal rights to do so, or otherwise; provided, however, that if Supplier is unable to provide Products or services to Customer as a result of Customer’s action or inaction, or as a result of the failure of a third party supplying components to the Supplier to meet its obligations to Supplier (an “Excused Non-Performance Event”), then Customer shall not have the right to terminate under this Section 1.3(D).

E.

Lack of Regulatory Approval:        This Agreement may be terminated by either Party upon notice that a regulatory body, i.e., FDA or EU Competent Authority, has notified the Customer in writing that all models of the TAH that incorporate any Product as a component are not eligible for such regulatory body’s approval.

F.

Breach of Quality Agreement:        This Agreement may be terminated by a Party when the other Party fails to correct and cure a breach of the Quality Agreement between the Parties in 30 days. The Quality Agreement is attached hereto as Appendix IV.

1.4   Termination of the Agreement:  This Agreement may be terminated by mutual consent of the Parties, in which case the Parties agree to perform their respective obligations under any then outstanding purchase orders.

1.5   Rights and Obligations on Termination:  In the event of termination of this Agreement, the Parties shall have the following rights and obligations:

A.	No Release from Duty to Pay. Termination of this Agreement shall not release either Party from the obligation to make payment of all amounts accrued and due and payable hereunder.

B.

Survival of Rights:  The rights and obligations of the Parties under Articles 1, 7, 9, 10, 11, 13 and 14 shall expressly survive any termination or expiration of this Agreement. Neither termination nor expiration of this Agreement shall release either Party from any obligation accrued up to the date of such termination or expiration.

C.

Calculation of Sums Due from Customer:  If this Agreement is terminated, then Customer shall be responsible for payment of the purchase price, as set forth in Appendix I, to Supplier for all finished Products at the time of such termination plus unpaid fees for services.

2.	OPERATIONAL IMPERATIVES, QUANTITY REQUIREMENTS, ORDERS AND MATERIAL PROCUREMENT.

2.1   Quantity Requirements:  No later than the fifth (5th) business day of each month, Customer will provide Supplier with a rolling six (6) month Product quantity requirement (“Quantity Requirement”). The initial Quantity Requirement and the rolling Quantity Requirement shall represent Customer’s estimate of anticipated future purchases of Products and shall not, except as otherwise provided in this paragraph 2.1 and paragraphs 2.2 and 2.4, constitute or create the obligation of Customer to purchase the quantities of Product in the initial Quantity Requirement schedule. The initial Quantity Requirement and rolling Quantity Requirement are provided to give information to Supplier to be used for planning purposes only. Customer shall not be obligated to purchase Products that Supplier chooses to produce in advance of receiving a purchase order for such Product.

Notwithstanding anything in this Agreement to the contrary, the Customer’s initial Minimum Annual Guaranteed Quantity Requirement is attached hereto as Appendix II, and represents a firm and binding commitment by Customer to purchase, and by Supplier to supply, Products in the quantities set forth on such Appendix II.

2.2   Purchase Orders:  No later than the fifth (5th) business day of the first month of every quarter (January, April, July and October), Customer will issue a written purchase order that specifies all work to be completed within a minimum three (3)-month period commencing on the date of the purchase order. Each purchase order shall reference this Agreement and the applicable written specifications (“Specifications”) set forth in Appendix III as of the Effective Date. The Specifications may be modified and revised during the term of the Agreement as agreed upon by the Parties; provided, however, that any material modification to the Specifications shall be subject to Supplier’s change-order process and no Product shall be subject to such material modifications unless the Parties shall have both executed such change order. Customer shall use Supplier’s standard purchase order or its own standard purchase order form to communicate items, quantities, prices, schedules, or other notice provided for hereunder. The Parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any purchase order, acknowledgment form or other instrument. Each purchase order shall specify the quantities and type of Product or Products, raw materials, shipping date or dates and price(s). The Quality Agreement signed between the Parties is a material part of this Agreement, and all Products must comply with the Quality Agreement.

2.3   Approval and Rejection of Purchase Order:  Purchase orders shall be deemed accepted by Supplier unless Supplier provides written notification to Customer that Supplier has rejected all or a part of a purchase order within five (5) business days from Supplier’s receipt of such purchase order.

2.4   Material Procurement:

A.

Customer’s accepted purchase orders will constitute authorization for Supplier to procure, using standard purchasing practices, the labor, components, materials and supplies necessary for the manufacture of Products (“Inventory”) covered by such purchase orders.

B.

Only with the prior approval of Customer may Supplier purchase any Inventory in excess of the Inventory required to manufacture the Products covered by Customer’s three-month purchase order. Therefore, Customer and Supplier may agree, in writing, that Supplier may purchase components, materials, and supplies: (i) with lead times exceeding the period covered by the accepted purchase orders for the Products to the extent necessary for the manufacture of additional Products covered by Customer’s Quantity Requirements (“Long Lead Time Components”) and, (ii) in quantities above the required amount for purchase orders to achieve price targets (“Economic Order Inventory”), and (iii) in excess of requirements for purchase orders because of minimum lot sizes available from manufacturers (“Minimum Order Inventory”). Together these are called “Special Inventory”.

C.	In addition, and upon Customer’s written request, Supplier may from time to time hold Long Lead Time Components and finished

Products in inventory to increase Customer’s sourcing flexibility. The components and quantities of all such inventory and the associated cost will be documented in a separate letter agreement and signed by both Supplier and Customer.

D.

Provided that all terms and conditions of paragraph 2.4 are met, if Customer fails to purchase all of the Products specified in any purchase order that conform to the warranty set forth in paragraph 4.3, the Customer agrees to reimburse the Supplier for all Inventory and Special Inventory purchased by Supplier in reliance on a Customer’s Purchase Order that cannot be used by Supplier to manufacture the Products because of Customer’s failure to so purchase such Products (a “Reimbursement Amount”). Supplier agrees to maintain a sufficient inventory at its location to ensure meeting the agreed-upon delivery schedule. If Supplier agrees to ship on a weekly or monthly basis, Supplier agrees to maintain a minimum one-month inventory of raw materials and/or components at its location to ensure meeting the weekly or monthly delivery schedule.

2.5   Withdrawal of Products:    If at any time during the term of this Agreement, the TAH incorporating SynHall valves is withdrawn from the market by any government action or by voluntary recall of Customer, or in the case of the non-approval of the sale and use of the TAH incorporating SynHall valves by the United States Food and Drug Administration or a comparable agency, and such action results in the permanent cessation of sales of TAH incorporating SynHall valves, then Customer’s obligation to purchase under this Agreement shall be limited to any work in progress inventory of Product. If such action is temporary and does not cause permanent cessation of sales of the TAH incorporating SynHall valves, but rather necessitates, for example, a redesign or correction, then any delay in purchasing Product as a result of such action shall not be deemed a breach of the purchasing obligations under this Agreement and any such obligations shall be stayed until sales of the TAH incorporating SynHall valves resume. For purposes of this Agreement, permanent cessation shall mean a suspension of sales of TAH incorporating SynHall valves for more than twelve (12) months.

3.	DELIVERY, SHIPMENTS, SCHEDULE CHANGES & CANCELLATION

3.1   Delivery of Product:  Supplier will ship Products using Customer’s shipping accounts with carriers of the Customer’s choosing, and the risk of loss or damage to the Products contained in the shipment will pass from Supplier to Customer upon Customer’s Carrier accepting the shipment from Supplier. Transportation will follow Customer’s shipping instructions. Customer shall insure the full value of the goods or declare full value thereof to the transportation company at the time of pickup from Supplier, and delivery and all such freight and insurance costs shall be for Customer’s account. Supplier shall make all reasonable efforts to meet dates indicated for delivery or other performance, but Supplier shall not be liable for any delays in shipping as a result of any delay by the carrier selected by the Customer to facilitate the shipping.

3.2   All freight insurance:  When the packaging used to ship a Product from Supplier to Customer is only used for that purpose, it is Customer’s responsibility to ensure that the packaging is sufficient to confirm that the Product reaches Customer undamaged. All freight insurance is the responsibility of Customer. Supplier will not purchase freight insurance on Customer’s behalf absent a separate written agreement with Customer, in which case all freight insurance will be billed to Customer’s account.

3.3   Product Delivery Dates:     Supplier agrees to materially conform to the delivery quantity and delivery date requirements set forth on the purchase orders for Products. If Supplier fails three (3) times during any 6 month period within the term of this Agreement to deliver the required quantity of Product within three (3) business days of the delivery date(s) agreed to by Supplier and Customer following the acceptance of the applicable purchase orders by Supplier (other than a delay in delivery as a result of an Excused Non-Performance Event), Customer has the right, in its sole discretion, to immediately terminate this Agreement, provided, however, that in the event of such a termination the Parties agree to perform their respective obligations under any then-outstanding purchase orders. Customer and Supplier shall meet periodically upon the request of either Party to review future delivery requirements. Supplier agrees to have sufficient capacity to meet the delivery dates and the quantities of the Products set forth in the applicable rolling Quantity Requirement.

3.4   Events Affecting Production:    Supplier shall inform Customer in advance of any pending plant shutdown, strike or other reasonably anticipated event that would result in the termination of or interfere with Supplier’s ability to provide Product according to the terms of this Agreement. In the event of such an occurrence, Supplier agrees to use commercially reasonable efforts to ensure continued production and delivery of the Products (e.g., transferring its operations to another facility).

3.5   Cancellation:

A.

Customer may not cancel any portion of Product quantity of an accepted purchase order without Supplier’s prior written approval. If the Parties agree upon a cancellation, Customer will pay Supplier the Reimbursement Amount as agreed per Section 2.4.

B.

Supplier will use reasonable commercial efforts to return unused Inventory and Special Inventory and to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by Customer.

4.	PRODUCT CONFORMANCE, ACCEPTANCE AND WARRANTIES

4.1   Product Conformance:  Supplier agrees to supply Customer with quality Products that comply with the Specifications and the SynCardia-On-X Quality Agreement, attached in Appendix IV.

4.2   Approval and Rejection of Product:     Upon receipt of the Products, Customer shall promptly inspect the Products in accordance with its inspection and quality control standards and practices and promptly notify Supplier of any missing, damaged or rejected Products. This inspection process will be completed within ten (10) working days of receipt of Products and copies of serialized device history records that verify the Products conform to the Specifications. Products not rejected in writing at the end of said period will be deemed accepted. Customer may return defective Products, freight collect, after obtaining a return material authorization number from Supplier to be displayed on the shipping container and after completing a failure report. Rejected Products will be promptly replaced within 10 business days and returned freight pre-paid. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Supplier for which there is no defect found.

4.3   Warranty:    Supplier warrants that the Products will be manufactured in accordance with the Specifications and with the Quality Agreement, and will be free from defects in workmanship. To the extent assignable, Supplier assigns any warranties covering components and materials provided to Supplier by a third party for inclusion in any Product, and Supplier will have no further liability for the failure of any such third-party components or materials. This express limited warranty does not apply to Products that have been abused, damaged, altered or misused by any person or entity after title passes to Customer. With respect to first articles, prototypes, pre-production units or test units, Supplier makes no representations or warranties whatsoever. Notwithstanding anything else in this Agreement, Supplier assumes no liability for or obligation related to the performance, accuracy, Specifications, failure to meet the Specifications or defects of or due to tooling, designs or instructions produced or supplied by Customer and Customer shall be liable for costs or expenses incurred by Supplier related thereto. Upon any failure of a Product to comply with the above warranty, Supplier’s sole obligation, and Customer’s sole remedy, is for Supplier, at its option, to promptly replace such unit and return it to Customer freight prepaid. Customer shall return Products covered by the warranty freight pre-paid after completing a failure report and obtaining a return material authorization number from Supplier to be displayed on the shipping container. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Supplier for which there is no defect found.

EXCEPT AS SET FORTH IN THIS AGREEMENT, SUPPLIER AND CUSTOMER HEREBY SPECIFICALLY DISCLAIM ALL OTHER REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS OR IMPLIED

(INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE). SUPPLIER AND CUSTOMER SPECIFICALLY DISCLAIM ANY CLAIM IN TORT (INCLUDING NEGLIGENCE), IN EACH CASE, REGARDING THE PRODUCTS OR ANY OTHER ITEMS OR SERVICES PROVIDED UNDER THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CUSTOMER ACKNOWLEDGES THAT, EXCEPT AS SPECIFIED ABOVE, ALL PRODUCTS ARE DELIVERED “AS IS,” AND SUPPLIER MAKES NO OTHER WARRANTIES OR CONDITIONS ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH THE CUSTOMER, AND THE SUPPLIER SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.	PAYMENT TERMS, ADDITIONAL COSTS AND PRICE CHANGES

5.1   Price and Payment Terms:     The price for Products to be manufactured shall be as set forth as on Appendix I and shall not be increased during the first year of this Agreement (except for increases in the prices of raw materials as noted below). All prices quoted are exclusive of federal, state and local excise, sales, use and similar taxes, and any duties, and Customer shall be responsible for all such items. Supplier reserves the right, upon each anniversary of the Effective Date, to adjust the price for Products upward in accordance with any upward movement of the Producer Price Index (as published from time to time by the U.S. Bureau of Labor Statistics) that has occurred since the Effective Date. Notwithstanding anything herein to the contrary, Supplier may also immediately pass on to Customer any increase in the price Supplier must pay for any raw materials which affect Supplier’s cost of goods (including during the first year of this Agreement) after a written detailed cost analysis.

5.2   Payment for Product:     Customer shall pay Supplier for Products within thirty (30) days of Customer’s receipt of such Product and the corresponding invoice from Supplier. In addition to the purchase price(s), Customer shall pay transportation charges for shipping Products from Supplier to Customer’s shipping destination(s) and applicable taxes, customs duties and other assessments except Supplier’s insurance that will cover the Products until their delivery to Customer and income, manufacturing or export taxes levied upon Supplier by any governmental authority.

5.3   Additional Costs:    Customer is responsible for (a) any expediting charges reasonably necessary because of a change in Customer’s requirements which charges are pre-approved (such charges shall not be included in the total cost of the Products, but shall be separately listed), (b) any overtime or downtime charges incurred as a result of delays in the normal production or interruption in the workflow process and caused by: (1) Customer’s change in the Specifications; or (2) Customer’s failure to provide sufficient quantities or a reasonable quality level of materials where applicable to sustain the production schedule. In the event that Customer makes a request that should require any of the above courses of action, the additional costs must be approved by both Parties in writing prior to any such actions and the additional costs billed separately.

5.4   Supplier Proposed Product Modification:  Supplier agrees to notify Customer in writing of potential Product design or process modifications that will improve the Product’s manufacturability, reduce part cost or improve quality or yield. Any modifications to qualified processes will require the changes to be made by use of Customer’s Change Order Procedure to ensure that any changes will not affect the Product’s final performance and Customer’s regulatory approvals. All actions by Supplier must be compliant with the Quality Agreement, attached as a material part of the Supply Agreement.

5.5   Financial Responsibility:  Whenever Supplier, in its sole discretion, determines that Customer is not financially stable, Supplier shall have the right to (a) require reasonable progress payments for work in process or in the absence of such progress payments, to terminate its obligations, without affecting the obligation of Customer to pay for goods/items delivered and work in process as of such termination and/or (b) to decline to make deliveries except for cash; and, in either case, Supplier shall have no liability to Customer therefore.

6.	COMPLIANCE WITH LAWS

6.1   Customer Compliance:    Customer will comply with all laws, rules and regulations of the jurisdiction in which Products are manufactured, distributed or sold with regard to the development, design, manufacture, approval for use and sale of the Products, including without limitation the requirements of the United States Federal Food, Drug and Cosmetic Act, pertinent regulations for implanted devices manufactured and sold in the United States and any other similar foreign law, rule or regulation where implanted devices are distributed or sold. Customer will bear all responsibility for and will perform or has performed all tests necessary to provide reasonable assurance of the suitability of the material or components of or used in the manufacture, assembly or provision of Products for the applications in which Customer uses the Products.

6.2   Supplier Compliance:  Supplier will comply with all laws, rules and regulations of the jurisdiction in which Products are manufactured, distributed or sold with regard to the development, design, manufacture, approval for use and sale of the Products, including without limitation the requirements of the United States Federal Food, Drug and Cosmetic Act, pertinent regulations for implanted devices manufactured and sold in the United States and any other similar foreign law, rule or regulation where implanted devices are distributed or sold. Supplier will bear all responsibility for and will perform or has performed all tests necessary to provide reasonable assurance of the suitability of the pure carbon material or components of or used in the manufacture, assembly or provision of the Products.

7.	COMPETITIVE PRODUCTS – CONFIDENTIALITY

7.1   Non-Exclusivity:    Nothing in this Agreement shall be deemed to either: (a) bind Customer to exclusively purchase Products from Supplier; or (b) prohibit Supplier from providing to third parties products that may be similar to the Products, provided that Supplier does not breach its confidentiality obligations set forth in Section 7.2 or 7.3 in connection therewith.

7.2   Confidentiality:     Each Party shall hold in confidence, not disclose to third parties and make reasonable efforts to prevent its employees and agents from disclosing to third parties, all scientific, business or technical data, technology, intellectual property, Product designs, manufacturing processes or procedures, practices, formulas, improvements, trade secrets, reports, financial and other information or confidential information (including sales forecasts) concerning or relating to the disclosing Party’s business that is commercially valuable to the disclosing Party or obtained in the course of this Agreement unless such information (1) is now or comes to be in the public domain through no fault of the receiving Party; (2) is released without restriction to the receiving Party in writing by the disclosing Party; (3) is lawfully obtained by the receiving Party from third parties with no obligation of confidentiality to the disclosing Party with respect to such information; (4) can be demonstrated by competent proof to have been known or hereafter developed by the receiving Party independently of any disclosure of such information by the disclosing Party; or (5) is required to be disclosed by law or as the result of an order from or requirement of a legal tribunal or governmental agency. Upon termination of this Agreement for any reason, the confidentiality obligations of this Section 2 shall survive such termination for two (2) years, but the receiving Party shall return to the disclosing Party any property information or document containing any confidential or proprietary information that is in receiving Party’s possession, custody or control. Each Party hereby acknowledges and agrees that in the event of any breach of this Section 7.2 by such Party, including, without limitation, the actual or threatened disclosure or unauthorized use of the other Party’s confidential information, the other Party would suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate the other Party for such injury. Accordingly, each Party agrees that the other Party shall have the right to enforce this Section 7.2 and any of its provisions by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that the injured Party may have for a breach of this Section 7.2.

7.3	Medtronic Confidential Information:

A)

“Medtronic Confidential Information” shall mean all confidential and/or proprietary information, including, but not limited to, current or historical data, techniques, know-how, practices, reports, forecasts, ideas, designs, plans, processes, drawings, sketches, specifications, models, samples, material compositions, circuit schematics, manufacturing techniques, devices, computer programs, pro formas or documentation, and other technical, financial or business data, that, in each case, relate to the design or manufacture of the SynHall Valve, including, without limitation, the SynHall Valve Documents and Licensed Materials, that, in each case, Customer discloses or makes available or accessible to Supplier, whether during the term of this Agreement or prior to the Effective Date pursuant to that certain Non-Disclosure Agreement Regarding Medtronic Confidential Information between Customer and Supplier signed August 15, 2013 (the “NDA”); in each case, whether in written, electronic, oral, tangible or intangible form, and regardless of whether or not such information is or was labeled or identified as “confidential,” “proprietary,” or the like. Medtronic Confidential Information will not include information that Supplier proves through competent written evidence: (a) was lawfully known to Supplier prior to receipt thereof under the NDA or this Agreement, as evidenced by Supplier’s written records kept in the ordinary course; (b) is disclosed without restriction to Supplier in good faith by a third party who is in lawful possession thereof and who has the right to make such disclosure; (c) is or becomes public knowledge, by publication or otherwise, through no fault of Supplier; or (d) is independently developed by Supplier without utilizing Medtronic Confidential Information, as evidenced by Supplier’s written records kept in the ordinary course.

B)	Supplier shall keep the Medtronic Confidential Information secret and confidential and shall protect the Medtronic Confidential Information from disclosure, accidental loss or unauthorized access or use. Supplier is permitted to use the Medtronic Confidential information solely as provided in the Medtronic License and subject to the Medtronic License Restrictions. Supplier shall not use or exploit the Medtronic Confidential Information for the benefit of any third party. Any disclosure of Medtronic Confidential Information by Supplier to Supplier’s employees or contractors will be to only those who (a) have a need to know the Medtronic Confidential Information for purposes of the performance of Supplier’s obligations under this Agreement, (b) have been advised by Supplier of Supplier’s obligations under this Agreement and (c) are contractually or legally bound by obligations of non-disclosure and non-use at least as stringent as those contained herein. The failure of any employee or contractor of Supplier to comply with the terms and conditions of this Section 7.3 shall be considered a breach of this Section 7.3 by Supplier. Supplier shall notify Customer immediately upon discovery of any unauthorized use or disclosure of Medtronic Confidential Information, and shall cooperate with Customer to help Customer regain possession of the Medtronic Confidential Information, mitigate any harmful effects, and prevent its further unauthorized use or disclosure.

C)

Solely to the extent of supplying the Products, Supplier may disclose Medtronic Confidential Information if and to the extent such disclosure is reasonably necessary in regulatory filings and submissions required to be made by Supplier with respect to the Products.

D)

In the event that, on the advice of legal counsel, Supplier is compelled by law to disclose Medtronic Confidential Information, Supplier shall notify Customer in advance of such disclosure about the need for any such disclosure so that Customer may in turn so notify Medtronic, and

Medtronic and/or Customer may seek a protective order or other remedy. At Customer’s request and expense, Supplier shall cooperate with all lawful efforts by Customer to ensure protection of the disclosed Medtronic Confidential Information to the extent allowable by law.

E)

Supplier shall not copy or duplicate any materials containing Medtronic Confidential Information except as necessary or useful for the Authorized Purpose. In the event of termination of this Agreement, or upon the earlier demand of Customer, Supplier shall return all materials provided by Customer that contain Medtronic Confidential Information, including all copies thereof, provided that Supplier may retain copies as necessary to monitor compliance with its surviving obligations under this Section 7.3 or as required by applicable law. Supplier shall continue to treat any materials containing Medtronic Confidential Information that are not returned to Customer in accordance with this Section 7.3.

F)

The provisions of this Section 7.3, including the parties’ respective rights and obligations hereunder, with respect to Medtronic Confidential Information disclosed or made available prior to expiration or any termination of this Agreement, shall survive expiration or any termination of this Agreement.

G)

Supplier hereby acknowledges and agrees that in the event of any breach of this Section 7.3 by Supplier, including, without limitation, the actual or threatened disclosure or unauthorized use of Medtronic Confidential Information, Customer would suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate Customer for such injury. Accordingly, Supplier agrees that Customer shall have the right to enforce this Section 7.3 and any of its provisions by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that Customer may have for a breach of this Section 7.3.

H)	Medtronic shall be an intended third party beneficiary of this Agreement solely for the purpose of enforcing its rights under this Section 7.3 and for no other purpose.

8.	REGULATORY SUBMISSIONS

8.1   PMA (Pre-Market Approval) Submission:  In the event Customer submits a PMA supplement to the FDA that includes any Product that Supplier is contracted to produce for Customer, Supplier shall provide Customer with access to all PMA or Master File documentation on Product either directly or through a letter of authorization to FDA, at Supplier’s discretion.

9.	INDEMNIFICATION

9.1   Patents, Copyrights, Trade Secrets, Other Proprietary Rights:  Customer shall indemnify, defend, and hold Supplier and Supplier’s affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives harmless from all demands, claims, actions, causes of action, proceedings, suits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) of every kind resulting from or arising out of any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, proprietary rights and processes or other such rights related to the Products or their use in any TAH. Customer’s obligations set forth in this paragraph will apply provided Supplier promptly notifies Customer in writing of the claim, and Supplier cooperates with Customer, at Customer’s sole expense, and grants Customer sole control of the defense. This section states Customer’s entire liability for claims of intellectual property infringement.

9.2   Supplier’s Indemnification:  Subject to Section 9.3, Supplier shall indemnify, defend, and hold Customer and Customer’s affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives harmless from all demands, claims, actions, causes of action, proceedings, suits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) to the extent any of the foregoing is proximately caused by the gross negligence or willful misconduct of Supplier or its officers, employees, subcontractors or agents. Supplier’s obligations under this Section are in addition to any other Supplier obligations set forth herein, and shall not be limited by any limitation on the amount or type of damages, compensation or benefits payable by Supplier under any workers compensation act or similar employee benefit act.

9.3   Customer’s Indemnification:      If Customer undertakes to supply the Products to any third parties Customer does so at its own risk upon its own judgment after due evaluation of the Products. Customer shall indemnify, defend and hold Supplier and Supplier’s past and present affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives harmless from all demands, claims, actions, causes of action, proceedings, suits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) of every kind based upon personal injury or death to the extent any of the foregoing is proximately caused either by a defect in the design and/or marketing of any of Customer’s Products, or by the negligence, acts or omissions of Customer or its officers, employees, subcontractors or agents. Customer’s obligations under this Section are in addition to any other Customer obligations set forth herein.

9.4   Indemnification Procedures:  Each Party seeking indemnification under this section (“Indemnified Party”) will promptly notify the other Party (“Indemnifying Party”) in writing of any claims that may be the subject of indemnity under this Agreement. If the Indemnified Party fails to provide such notice within thirty (30) days after receipt of the Indemnified Party’s notice of a claim of indemnity hereunder, the Indemnifying Party will be excused from providing indemnity if such Party does not otherwise have knowledge of such claim and if and to the extent that such Party’s position is in fact prejudiced by the failure to receive such notice. The Indemnifying Party may, at its option and at its expense, assume the defense and control of any claim or lawsuit brought against the Indemnified Party and subject to this indemnity, using counsel selected by the Indemnifying Party. If the

Indemnifying Party chooses to assume the defense and control of any claim, the Indemnified Party shall have the right to be represented in such litigation by its own counsel at its own expense. If the Indemnifying Party elects to settle or defend such claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days after receipt of the Indemnified Party’s notice of a claim of indemnity hereunder (but in no event less than ten (10) days before any pleading, filing or response or any extension thereof on behalf of the Indemnified Party is due) of the Indemnifying Party’s intent to do so. If the Indemnifying Party elect(s) not to settle or defend such claim or fail(s) to notify the Indemnified Party of the election within thirty (30) days (or such shorter period provided above) after receipt of the Indemnified Party’s notice of a claim of indemnity hereunder, the Indemnified Party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which Party is controlling the settlement or defense of any claim, (a) both the Indemnified Party and Indemnifying Party shall act in good faith, (b) the Indemnifying Party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any Indemnified Party or of its subsidiaries, (c) no entry of judgment or settlement of a claim may be agreed to without the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned, or delayed), and (d) the Indemnifying Party shall agree to promptly reimburse the Indemnified Party for the full amount of such claim and the related expenses as incurred by the Indemnified Party pursuant to this Section 9. So long as the Indemnifying Party is reasonably contesting any such third party claim in good faith and the foregoing clause (b) is being complied with, the Indemnified Party shall not pay or settle any such claim. The Party defending such claim shall deliver, or cause to be delivered, to the other Party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of, and the right to participate in (as an observer), any hearing or other court proceeding relating to such claim. It is understood and agreed that Customer shall have the right to control the defense or settlement of any claim of product liability made against Customer, inasmuch as no right to indemnification therefor has been granted by Supplier in this Section 9 or otherwise. Notwithstanding the foregoing, if the Indemnified Party reasonably concludes that there may be reasonable defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and the Indemnifying Party declines to assert such defenses on behalf of the Indemnified Party, or if the interest of the Indemnified Party otherwise reasonably may be deemed by the Indemnified Party to conflict with the interests of the Indemnifying Party, the Indemnified Party shall then have the right to select and retain separate counsel to represent the Indemnified Party and to assume control over the defense of the Indemnified Party as to any such claim, demand, action or proceeding. The reasonable expenses and legal fees of such separate counsel and other reasonable expenses related to such defense shall be reimbursed by the Indemnifying Party as incurred, subject to the submission of reasonably detailed statements setting out the services provided, the hourly rate(s), and the time spent.

10.	LIMITATION OF LIABILITY

10.1 No Other Liability:  EXCEPT FOR BREACHES OF THE CONFIDENTIALITY OBLIGATIONS IN SECTION 7.2 OR SECTION 7.3 OR FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE 9, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR (I) ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR REVENUE, LOST BUSINESS OPPORTUNITIES, LOST SAVINGS, LOSSES CAUSED BY DELAY OR DOWNTIME, OR LOSSES ARISING OUT OF THE USE OR PROCUREMENT OF SUBSTITUTE GOODS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, WARRANTY, TORTIOUS ACT OR OMISSION (INCLUDING THE POSSIBILITY OF GROSS NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE, OR (II) FOR ACTUAL DAMAGES IN EXCESS OF ONE YEAR OF FEES PAID UNDER THIS AGREEMENT (EXCEPT IN THE CASE OF CUSTOMER’S NON-PAYMENT, IN WHICH CASE THE LIMITATION SET FORTH IN THIS CLAUSE (II) SHALL NOT APPLY).

11.	INTELLECTUAL PROPERTY

11.1 Ownership of Technology:

A)

Supplier represents and warrants to Customer that Supplier has the right to use all Supplier owned and controlled patents, know-how, trade secrets, and other intellectual property used in furnishing the Products and other services under this Agreement (the “Supplier Proprietary Materials”), and that the Supplier’s performance of its duties hereunder will not infringe or misappropriate the patent, know how, trade secrets, and/or other intellectual property rights of any third party.

B)

Customer represents and warrants to Supplier that Customer has the right to use all Customer owned and controlled patents, know-how, trade secrets, and other intellectual property Customer will provide to Supplier to permit Supplier to furnish the Products and other services under this Agreement (the “Customer Proprietary Material”), and that the Supplier’s use of the Customer Proprietary Material in connection with its performance of its obligations and its duties hereunder will not infringe or misappropriate the patent, know how, trade secrets, and/or other intellectual property rights of any third party.

11.2 Separate Property:

A)

Supplier and Customer recognize and acknowledge that the Customer Proprietary Materials are the separate property of Customer and are not affected by this Agreement. Except as expressly or impliedly granted herein, Supplier shall have no claims to or rights in such separate inventions and technologies by virtue of this Agreement.

B)

Supplier and Customer recognize and acknowledge that the Supplier Proprietary Material are the separate property of Supplier and are not affected by this Agreement. Except as expressly or impliedly granted herein, Customer shall have no claims to or rights or licenses in such separate inventions and technologies of Supplier by virtue of this Agreement. The foregoing notwithstanding, this Agreement neither grants nor shall it be construed to grant, and Customer hereby acknowledges that it does not grant, any license, grant or right to Customer or its affiliates to use any such Supplier Proprietary Materials to manufacture Products.

11.3 Improvements:

A)	Supplier shall own all right, title and interest in and to any enhancements, developments or improvements (“Improvements”) to Supplier Proprietary Materials that may be developed by either Party independently, or both Parties jointly, arising from the work under this Agreement, whether initiated by Supplier or made at the request of Customer, except to the extent that such Improvements embody, incorporate or use Customer Proprietary Material.

B)

Customer shall own all right, title and interest in and to any Improvements to Customer Proprietary Materials that may be developed by either Party independently, or both Parties jointly, arising from the work under this Agreement, whether initiated by Supplier or made at the request of Customer, except to the extent that such Improvements embody, incorporate or use Supplier Proprietary Material.

11.4 Mutual Cooperation:    Each Party agrees to provide reasonable cooperation to the other Party including, by way of non-limiting example, executing appropriate documents and in connection with the preparation and filing of patent applications on Improvements by the other Party.

12.	INSURANCE

12.1 Liability Insurance:  Customer shall obtain and keep in force Commercial General Liability insurance providing for product liability insurance for human implant products, from an insurance company reasonably acceptable to Supplier, covering each occurrence of bodily injury and property damage in an amount that is customary and prudent in the industry but in no event less than $5,000,000 combined single limit (the “Policy”). Customer shall include Supplier as, and shall provide Supplier a certificate for such Policy noting, Supplier as an additional named insured party on the Policy.

12.2 Liability Insurance:  Supplier shall obtain and keep in force Commercial General Liability insurance providing for product liability insurance for human implant products, from an insurance company reasonably acceptable to Customer, covering each occurrence of bodily injury and property damage in an amount that is customary and prudent in the industry but in no event less than $5,000,000 combined single limit.

Supplier shall provide an insurance certificate of such amount upon request by Customer.

13.	ASSIGNMENT

13.1 Assignment by Either Party:  Neither Party may assign this Agreement or any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other; except that either Party may, without the other Party’s consent, assign this Agreement or any of its rights or delegate any of its duties under this Agreement (i) to any qualified affiliate (a “qualified affiliate” shall mean any affiliate under common ownership with such Party and financially capable of assuming and fulfilling the obligations of this Agreement in the event of such assignment, including Customer’s payment obligations), or (ii) to any purchaser of all or substantially all of such Party’s business (whether by sale of assets, sale of stock or otherwise) or to any successor by way of merger, consolidation, or similar transaction. Subject to the foregoing, this Agreement will be binding upon, enforceable by, and inure to the benefit of the Parties and their respective successors and assigns.

14.	MISCELLANEOUS

14.1 Notice:  All notices required or permitted under this Agreement will be in writing and will be deemed to be given when delivered personally, or if sent, ten business days after being mailed by registered or certified mail, postage prepaid or when received if sent by any other method (including air courier) which provides for a signed receipt upon delivery, addressed as set forth in the preamble of this Agreement, or to such other person or address as may be designated by notice to the other Party from time to time.

14.2 Conflict of Terms:  Where the provisions of this Agreement conflict with any standard purchase order and or invoice terms, the provisions of this Agreement shall prevail.

14.3 No Agent, Employment or Joint Venture Agreement:  It is agreed that this Agreement does not create any employment or joint venture agreement between the Parties and does not make Supplier an agent or legal representative of Customer or make Customer an agent or legal representative of Supplier for any purposes whatsoever. Both Customer and Supplier are acting as independent contractors.

14.4 Failure to Object or Take Action:  The failure of either Party to object to or take action with regard to any breach or noncompliance with any provision of this Agreement shall not be construed as a waiver or modification of that or any other provision or a waiver of any remedy for breach or noncompliance.

14.5 Governing Law; Venue  This Agreement shall be governed by the laws of the State of Texas and there are no additional understandings, agreements or representations, express or implied, not specified herein. All actions relating to this Agreement must be brought in the state or federal courts of Travis County, Texas, and both Supplier and Customer agree to the exclusive jurisdiction of these courts.

14.6 Amendment to Agreement:  This Agreement may not be amended except in writing signed by both Parties.

14.7 Entire Agreement:  This Agreement (including the Appendices hereto) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the Parties relating to such transactions. Customer and Supplier will hold the existence and terms of this Agreement confidential, unless it obtains the express written consent of Supplier and Customer. In all respects this Agreement shall govern, and any other documents including, without limitation, preprinted terms and conditions on Customer’s purchase orders shall be of no effect. For purposes of clarity, the Parties’ execution of this Agreement terminates the NDA in its entirety and such agreement shall going forward be given no force or effect whatsoever, and no provision of the NDA shall survive its termination notwithstanding any language in the NDA to the contrary; provided, however, that all information disclosed by Customer to Supplier pursuant to the NDA prior to the Effective Date shall be subject to the provisions of Section 7.3 hereof. This Agreement will be deemed to have been drafted by both Parties.

14.8 Severability:  In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions shall remain in full force and effect. If any provision of this Agreement shall, for any reason, be determined by a court of competent jurisdiction to be excessively broad or unreasonable as to scope or subject, such provision shall be enforced to the extent necessary to be enforceable under the circumstances and consistent with applicable law while reflecting as closely as possible the intent of the Parties as expressed herein.

14.9 Force Majeure:  In the event that either Party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond the reasonable control of the Party invoking this section (each, a “Force Majeure Event”), and if such Party shall have used its commercially reasonable efforts to mitigate its effects, such Party shall give prompt written notice to the other Party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences.

Regardless of the excuse of Force Majeure, if such Party is not able to perform within forty-five (45) days after such event, the other Party may terminate the Agreement. Termination of this Agreement shall not affect the obligations of either Party that exist as of the date of termination.

14.10    Arbitration:    Any dispute arising out of or relating to this Agreement or any breach hereof shall be settled in accordance with the Rules of the JAMS pursuant to arbitration proceedings held in Austin, Texas. The results of such arbitration proceedings shall be binding upon the Parties hereto, and judgment may be entered upon the arbitration award in any court having jurisdiction thereof. Notwithstanding the foregoing, either Party may seek interim injunctive relief from any court of competent jurisdiction.

14.11    Further Assurances:  Each Party shall take, at the other Party’s expense, such action (including, without limitation, execution of affidavits or other documents) as the other Party may reasonably request to effect, perfect or confirm such other Party’s ownership interests and other rights set forth in this Agreement.

14.12    Order of Precedence:    In the event of a conflict of terms in this Agreement, or between the Agreement and an Exhibit or Attachment, the following is the order of precedence in interpretation: (i) these terms and conditions and (ii) any Exhibits or Attachments, including any Statement of Work.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date referenced on page 1 of this Agreement, which shall correspond to the date of last signature below.

SUPPLIER		CUSTOMER

/s/ William D. McClellan		/s/ Douglas A. Notter
Signature		Signature

William D. McClellan		Douglas A. Notter
Name (Print)		Name (Print)

CFO		COO
Title		Title

Date:	April 16, 2014	Date:	April 16, 2014

Appendix I

Product and Services to be Offered, Prices, Specifications and Service Fees

1.	Products:

—

SynCardia Hall Valve, known as the SynHall™ Valve, as described in the Specifications in Appendix III and compliant with the Quality Agreement, Appendix IV, solely for sale to and use by Customer as a component part of the Total Artificial Heart.

2.	Product Pricing:

Annual Quantity (valves of any size)	Piece Price

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

3.	Service Fees:

In the event that Customer makes written modifications to the services performed by Supplier, and Supplier agrees to the changes in writing, the fees will be adjusted and agreed on in writing by both Parties. Fees for Supplier’s services are as follows:

a.	Standard Engineering services:

(1)	Verifiable time and materials

(2)	[…***…] / hour

b.	Senior Engineering Services

(1)	Verifiable time and materials

(2)	[…***…] / hour

***Confidential Treatment Requested

Appendix II

Minimum SynHall™ Valve Purchase Guarantee

Upon US and EU Regulatory Approval of the SynHall™ Valve

2014 ------------------------------------------ […***…] Sub-Assembly Units

2015 ------------------------------------------ […***…] Sub-Assembly Units

2016 ------------------------------------------ […***…] Sub-Assembly Units

***Confidential Treatment Requested

Appendix III

Product Specifications for SynHall™ Valve, each Unit

1.	[…***…]

2.	[…***…]

3.	[…***…]

4.	[…***…]

5.	[…***…]

6.	[…***…]

***Confidential Treatment Requested